Exhibit (a)

AMENDED AND RESTATED DEPOSIT AGREEMENT AMONG IOCHPE-MAXION S.A., JPMORGAN CHASE BANK, N.A., AS DEPOSITARY, AND HOLDERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY RECEIPTS

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EXHIBIT A

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AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of _____________ __, 2023 (the "Deposit Agreement"), among Iochpe-Maxion S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Brazil”), and its successors (the "Company"), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), and all Holders (as defined below) and Beneficial Owners (as defined below) from time to time of American Depositary Receipts issued hereunder evidencing American Depositary Shares ("ADSs") representing deposited Shares (as defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities (as defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement. The parties hereto agree as follows:

WHEREAS, the Company and The Bank of New York Mellon entered into a Deposit Agreement, dated as of April 29, 1994 (the "Prior Deposit Agreement") for the purposes set forth therein, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Prior Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of the Prior Deposit Agreement, the Company has removed The Bank of New York Mellon as depositary and has appointed JPMorgan Chase Bank, N.A. as successor depositary thereunder;

WHEREAS, pursuant to the terms of the Prior Deposit Agreement, the Company and the Depositary wish to amend and restate the Prior Deposit Agreement and the Prior Receipts;

NOW THEREFORE, in consideration of the premises, subject to Section 24 hereof, the parties hereto hereby amend and restate the Prior Deposit Agreement and the Prior Receipts in their entirety as follows:

1. Certain Definitions.

(a)            "ADR Register" is defined in paragraph (3) of the form of ADR (Transfers, Split-Ups and Combinations of ADRs).

(b)            "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined). ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(c)            Subject to paragraph (13) of the form of ADR (Changes Affecting Deposited Securities), each "ADS" evidenced by an ADR represents the right to receive, and to exercise the beneficial ownership interests in, the number of Shares specified in the form of ADR attached hereto as Exhibit A (as amended from time to time) that are on deposit with the Depositary and/or the Custodian and a pro rata share in any other Deposited Securities, subject, in each case, to the terms of this Deposit Agreement and the ADSs. The ADS(s)-to-Share(s) ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated in paragraph (7) thereof (Charges of Depositary)).

(d)            "Beneficial Owner" means as to any ADS, any person or entity having a beneficial ownership interest in such ADS. A Beneficial Owner need not be the Holder of the ADR evidencing such ADS. If a Beneficial Owner of ADSs is not a Holder, it must rely on the Holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under this Deposit Agreement. The arrangements between a Beneficial Owner of ADSs and the Holder of the corresponding ADRs may affect the Beneficial Owner’s ability to exercise any rights it may have.

(e)            "Commission" means the United States Securities and Exchange Commission.

(f)            "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(g)            The terms "deliver," "execute," "issue," "register," "surrender," "transfer" or "cancel," when used with respect to (i) Shares refers, where the context requires, to an entry or entries or an electronic transfer or transfers in an account or accounts maintained by institutions authorized under applicable law to effect transfers of securities (which may include the B3 S.A. – Brasil, Bolsa, Balcão (“B3”)) and not to the physical transfer of certificates representing the Shares and (ii) Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(h)            "Delivery Order" is defined in Section 3.

(i)            "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash. Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the Custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the Beneficial Owners of the ADSs representing such Deposited Securities.

(j)            "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC, which provides for automated transfer of ownership between DTC and the Depositary.

(k)            "Holder" means the person or persons in whose name an ADR is registered on the ADR Register. For all purposes under the Deposit Agreement and the ADRs, a Holder shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by the ADR(s) registered in such Holder's name.

(l)            "Securities Act of 1933" means the United States Securities Act of 1933, as amended.

(m)            "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as amended.

(n)            "Shares" mean the common shares of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR (Issuance of ADSs).

(o)            "Transfer Office" is defined in paragraph (3) of the form of ADR (Transfers, Split-Ups and Combinations of ADRs).

(p)            "Withdrawal Order" is defined in Section 6.

2. Form of ADRs.

(a)            Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(b)            Certificated ADRs. ADRs in certificated form shall be printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary (other than an ADR issued and outstanding as of the date hereof under the terms of the Prior Deposit Agreement which has become subject to the terms of this Deposit Agreement in all respects). ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

(c)            Binding Effect. Holders of ADRs, and the Beneficial Owners of the ADSs evidenced by such ADRs, shall each be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether such ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares.

(a)            Requirements. In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it:

(i)            a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order");

(ii)            proper endorsements or duly executed instruments of transfer in respect of such deposited Shares;

(iii)            instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and

(iv)            proxies entitling the Custodian to vote such deposited Shares.

(b)            Registration of Deposited Securities. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) (Distributions on Deposited Securities) or (13) (Changes Affecting Deposited Securities) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, in each case for the benefit of Holders, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of ADRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Notwithstanding anything else contained herein, in the form of ADR and/or in any outstanding ADSs, the Depositary, the Custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities represented by the ADSs for the benefit of the Holders. The Depositary, on its own behalf and on behalf of the Custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the Holders.

(c)            Delivery of Deposited Securities. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

(d)            The Depositary and the Company agree to furnish such information or documents related to the ADRs and this Deposit Agreement, the Deposited Securities and distributions thereon as may be requested by the Brazilian Central Bank (Banco Central do Brasil, or the "Central Bank") and the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or the "CVM").

4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR (Distributions on Deposited Securities) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof). To the extent the Depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the Holders entitled thereto, the Depositary may in its discretion distribute the foreign currency received by the Depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same. To the extent the Depositary holds such foreign currency, any and all fees, charges and expenses related to, or arising from, the holding of such foreign currency (including, but not limited to those provided in paragraph (7) of the applicable form of ADR (Charges of Depositary)) shall be paid from such foreign currency thereby reducing the amount so held hereunder.

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a "Withdrawal Order"). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities. The Company agrees to cooperate with the Depositary and to take all actions, and to instruct and cause any registrar of the Deposited Securities to take all such actions, as may be requested by the Depositary, or are otherwise necessary or required, to effectuate the withdrawal and transfer of the Deposited Securities upon any cancellation of ADRs by Holders and/or Beneficial Owners thereof.

7. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8. Cancellation and Destruction of ADRs; Maintenance of Records. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices. The Depositary agrees to maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of ADR (Withdrawal of Deposited Securities), substituted ADRs delivered under Section 7 hereof, and canceled or destroyed ADRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

9. The Custodian.

(a)            Rights of the Depositary. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice of any such action, which will be advance notice if practicable. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. Notwithstanding the foregoing, without any required Brazilian approvals no more than one Custodian shall serve hereunder at any given time.

(b)            Rights of the Custodian. Any Custodian may resign from its duties hereunder by providing at least 30 days' prior written notice to the Depositary. After the receipt of such written notice, the Depositary shall endeavor to appoint a substitute custodian, which shall be a Custodian hereunder, unless the Depositary elects to undertake such duties itself. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act.

(c)            Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in clause (o) of paragraph (14) of the form of ADR (Exoneration), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

10. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agents shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within five (5) days of the Depositary's receipt of such request.

11. Depositary's Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR (Exoneration).

12. Resignation and Removal of the Depositary; Appointment of Successor Depositary.

(a)            Resignation of the Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

(b)            Removal of the Depositary. The Depositary may at any time be removed by the Company by providing no less than 60 days' prior written notice of such removal to the Depositary, such removal to take effect on the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

If upon the resignation (under Section 12(a)) or removal (under this Section 12(b)) of the Depositary a successor depositary is not timely appointed as specified in paragraph (17) of the form of ADR (Termination), the Depositary may terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary's obligations hereunder.

(c)            Appointment of Successor Depositary. If the Depositary resigns or is removed, the Company shall use its commercially reasonable efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

13. Compliance with Securities Exchange Act of 1934 Reporting and Other Requirements; Reports.

(a)            Securities Exchange Act of 1934.

The Company represents and warrants continuously that (i) the statements in paragraph (8) of the form of ADR (Available Information) attached hereto as Exhibit A or, if applicable, most recently filed with the Commission are true and correct and (ii) it (x) is exempt from the registration, reporting and other requirements of the Securities Exchange Act of 1934 pursuant to Rule 12g3-2(b) promulgated thereunder ("Rule 12g3-2(b)") and (y) is in compliance with the requirements of Rule 12g3-2(b). These representations and warranties of the Company shall survive the date of the Deposit Agreement.

The Company hereby covenants and agrees to publish information in English, and to take all other actions, necessary and/or required to remain in compliance with the requirements of Rule 12g3-2(b) as and when required to maintain such exemption from the registration, reporting and other requirements of the Securities Exchange Act of 1934 afforded thereby, unless it is registered under, and in compliance with, the reporting and other requirements of the Securities Exchange Act of 1934. The Company agrees to notify the Depositary promptly in the event of any change in the truth or accuracy of, or noncompliance with, any of the representations, warranties, covenants and agreements contained in this Section 13(a) and paragraph (8) of the form of ADR (Available Information).

The Company acknowledges and agrees that the Depositary (i) is relying, and may so rely, solely on the Company's representations, warranties, covenants and agreements in this Section 13(a) and paragraph (8) of the form of ADR (Available Information), (ii) does not assume any duty or responsibility to determine if the Company is in compliance with Rule 12g3-2(b) or to take any action if the Company is not in compliance thereof, and (iii) may, and is expressly authorized by the Company to, represent, warrant and certify that, based on such ongoing representations, warranties, covenants and agreements of the Company in this Section 13(a), the Company is exempt from the registration, reporting and other requirements of the Securities Exchange Act of 1934 and is in compliance with the requirements of Rule 12g3-2(b).

(b)            Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, that could require, or result in, the Depositary taking any action under or pursuant to the Deposit Agreement (including, without limitation, any notice of any meeting of owners of Shares or Deposited Securities, or any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distribution or the offering of any rights to such holders), the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. To the extent not already made available on the Company's Internet Website, the Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of the by-laws (estatuto social) and any other governing documents for the Shares and any other Deposited Securities issued by the Company (other than copies of Brazilian law and/or regulations) and, promptly upon any change thereto, the Company shall (i) deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such changed by-laws(estatuto social) and/or other governing documents (other than copies of Brazilian law and/or regulations) or (ii) if the Company has made such changed by-laws (estatuto social) and/or other governing documents (other than copies of Brazilian law and/or regulations) available on the Company’s Internet Website, notify the Depositary in writing of such change and the location thereof on the Company’s Internet Website. The Depositary and its agents may rely upon the Company's delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

14. Additional Shares. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall (a) issue (i) additional Shares, (ii) rights to subscribe for Shares, (iii) securities convertible into or exchangeable for Shares or (iv) rights to subscribe for any such securities or (b) deposit any Shares under this Deposit Agreement, except, in each case, under circumstances complying in all respects with the Securities Act of 1933. At the reasonable request of the Depositary where it deems necessary, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably acceptable to the Depositary, dealing with such issues requested by the Depositary. The Depositary will not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act of 1933 unless a registration statement is in effect and will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the requirements of the securities laws, rules and regulations in the United States.

15. Indemnification.

(a)            Indemnification by the Company. Subject to the limitations provided for in Section 15(c) below, the Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except for any liability or expense directly arising out of the negligence or willful misconduct of the Depositary or its directors, officers or affiliates acting in their capacities as such hereunder, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates, including, without limitation, if any of the representations and warranties of the Company contained in Section 13 hereof and/or paragraph 8 of the form of ADR (Available Information) were or are incorrect in any respect and/or if the Company violates or breaches any of its covenants or agreements contained therein with respect to the Securities Exchange Act of 1934 or otherwise.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense that may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer, issuance, withdrawal or sale of ADSs or the deposit, withdrawal, offer or sale of Shares or any other report filed or furnished by the Company with the Commission, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary expressly for use in any of the foregoing documents and not changed or altered by the Company or any other person (other than the Depositary) or (ii) if such information is provided, the failure by the Depositary to state a material fact therein necessary to make the information provided, in light of the circumstances under which made or provided, not misleading.

(b)            Indemnification by the Depositary. Subject to the limitations provided for in Sections 9 and 15(c) below, the Depositary shall indemnify, defend and save harmless the Company against any direct loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or willful misconduct of the Depositary acting in its capacity as such hereunder.

(c)            Special or Consequential Damages and Damages for Lost Profits. Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Depositary nor the Company, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them, or liable to any other person or entity (including, without limitation, Holders and Beneficial Owners) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and Beneficial Owners) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

(d)            Notification. Any person seeking indemnification hereunder (an "indemnified person") shall notify the person from whom it is seeking indemnification (the "indemnifying person") of the commencement of any indemnifiable action or claim as promptly as reasonably practical after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person's rights to indemnification under this Section 15 except and only to the limited extent the indemnifying person is materially prejudiced by such failure through the forfeiture of substantive rights or defenses by such failure; and provided, further, that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party otherwise than under this Section 15). No indemnifying person shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such indemnifying person's written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding, the indemnifying person agrees to indemnify and hold harmless each indemnified person in accordance with this Section 15. No indemnifying person shall, without the prior written consent of any indemnified person, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (i) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any indemnified person.

(e)            Survival. The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16. Notices.

(a)            Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the Beneficial Owners of the ADSs evidenced by the ADRs held by such other Holders. The Depositary's only notification obligations under this Deposit Agreement and the ADRs shall be to Holders, except for notices to the Company as expressly set forth herein. Notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs.

(b)            Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or by electronic transmission to the e-mail address set forth in (i) or (ii), respectively, or at such other address or email address provided by the Depositary or the Company to the other, respectively, in the same manner as notices are required to be provided in this Section 16:

(i)	JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York, 10179

Attention: Depositary Receipts Group

E-mail Address: DR_Global_CSM@jpmorgan.com

(ii)	Iochpe-Maxion S.A.

Rua Luigi Galvani, 146 – 13th Floor

São Paulo, São Paulo CEP: 04575-020

Brazil

Attention: Chief Financial and Investor Relations Officer

E-mail Address: DRI@iochpe.com.br

With a copy to:

Iochpe-Maxion S.A.

Rua Luigi Galvani, 146 – 13th Floor

São Paulo, São Paulo CEP: 04575-020

Brazil

Attention: General Counsel

E-mail: legal@iochpe.com.br

Delivery of a notice by means of electronic messaging shall be deemed to be effective at the time of the initiation of the transmission by the sender (as shown on the sender’s records) to the email address set forth above, notwithstanding that the intended recipient retrieves the message at a later date, fails to retrieve such message, or fails to receive such notice on account of its failure to maintain the designated e-mail address, its failure to designate a substitute e-mail address or for any other reason.

17. Counterparts. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

18. No Third-Party Beneficiaries; Holders and Beneficial Owners as Parties; Binding Effect. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary and the Holders and their respective successors hereunder, and, except to the extent specifically set forth in Section 15 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and Beneficial Owners from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. A Beneficial Owner shall only be able to exercise any right or receive any benefit hereunder solely through the Holder of the ADR(s) evidencing the ADSs owned by such Beneficial Owner.

19. Severability. If any provision contained in this Deposit Agreement or in the ADRs is, or becomes, invalid, illegal or unenforceable in any respect, the remaining provisions contained herein and therein shall in no way be affected thereby.

20. Governing Law; Consent to Jurisdiction.

(a)            Governing Law. The Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b)            By the Company. The Company irrevocably agrees that any legal suit, action or proceeding against or involving the Company brought by the Depositary arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against or involving the Depositary brought by the Company, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted only in a state or federal court in New York, New York.

(c)            By Holders and Beneficial Owners. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or Beneficial Owners brought by the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

(d)            Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, any suit, action or proceeding against the Company based on this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted by the Depositary in any competent court in Brazil, the United States and/or any other court of competent jurisdiction.

21. Agent for Service.

(a)            Appointment. The Company has appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168, as its authorized agent (the "Authorized Agent") upon which process may be served in any such suit, action or proceeding arising out of or based on this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Subject to the Company’s rights to replace the Authorized Agent with another entity in the manner required were the Authorized Agent to have resigned, such appointment shall be irrevocable.

(b)            Agent for Service of Process. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 16(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment or award rendered in any suit, action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to duly and validly receive service of process, notice or papers in any such suit, action or proceeding in any state or federal court in New York, New York, the Company shall promptly appoint a successor that is reasonably acceptable to the Depositary so as to serve and will promptly advise the Depositary thereof.

(c)            Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

22. Waiver of Immunities. To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

23. Waiver of Jury Trial. EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights which a Holder or any Beneficial Owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

24. Amendment and Restatement of Prior Deposit Agreement. The Deposit Agreement amends and restates the Prior Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Prior Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement imposes or increases any fees or charges different from those set forth herein (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or otherwise materially prejudices any substantial existing right of Holders of Prior Receipts or Beneficial Owners of ADSs evidenced by such Prior Receipt, such portion shall not become effective as to such Holders or Beneficial Owners with respect to such Prior Receipt until 30 days after such Holders or Beneficial Owners shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders or Beneficial Owners of notice of such amendment and restatement which notice contains a provision whereby such Holders or Beneficial Owners can receive a copy of the form of ADR.

[Signature page follows]

IN WITNESS WHEREOF, Iochpe-Maxion S.A. and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of ADSs issued in accordance with the terms hereof, or upon acquisition of any beneficial interest therein.

Iochpe-Maxion S.A.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Deposit Agreement]

EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

No. of ADSs:

Number

Each ADS represents
one-third (1/3) of one Common Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ONE-THIRD (1/3) OF ONE COMMON SHARE

of

Iochpe-Maxion S.A.

(Incorporated under the laws of the Federative Republic of Brazil)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ________________ is the registered owner (a "Holder") of ________________ American Depositary Shares ("ADSs"), each (subject to paragraph (13) (Changes Affecting Deposited Securities)) representing one-third (1/3) of one common share (including the rights to receive Shares described in paragraph (1) (Issuance of ADSs), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of Iochpe-Maxion S.A. (the "Company"), a corporation organized under the laws of the Federative Republic of Brazil ("Brazil"), deposited under the Amended and Restated Deposit Agreement, dated as of ______________ __, 2023 (as amended from time to time, the "Deposit Agreement"), among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

(1)   Issuance of ADSs.

(a)     Issuance. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (i) Shares in a form satisfactory to the Custodian; or (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Shares or evidence of rights to receive Shares may be deposited through (x) electronic transfer of such Shares to the account maintained by the Custodian for such purpose at the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), (y) evidence satisfactory to the Custodian of irrevocable instructions to cause such Shares to be transferred to such account or (z) delivery of the certificates representing such Shares. If use of the B3 book-entry system in connection with the Shares is discontinued at any time for any reason, the Company shall make other book-entry arrangements (if any) that it determines, after consultation with the Depositary, are reasonable.

(b)     Lending. In its capacity as Depositary, the Depositary shall not lend Shares or ADSs.

(c)     Representations and Warranties of Depositors. Every person depositing Shares under the Deposit Agreement represents and warrants that:

(i)	such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person,

(ii)	all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised,

(iii)	the person making such deposit is duly authorized so to do,

(iv)	the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and

(v)	such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 that enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.

Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any of the representations or warranties are incorrect in any way, the Company and the Depositary may, at the cost of the breaching Holder and/or Beneficial Owner, and each of them, take any and all actions necessary to correct the consequences of such misrepresentation.

(d)     The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the securities laws, rules and regulations of the United States, including, without limitation, the Securities Act of 1933 and the rules and regulations made thereunder.

(2)   Withdrawal of Deposited Securities. Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability of Holder or Beneficial Owner for Taxes, Duties and Other Charges), upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (b) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)   Transfers, Split-Ups and Combinations of ADRs. The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register (and/or any portion thereof) at any time or from time to time when deemed expedient by it, and it may also close the issuance book portion of the ADR Register when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or regulations of the Commission, the CVM or any applicable regulator; provided further, that the Depositary shall have no liability and shall be indemnified by the Company in such event. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)   Certain Limitations to Registration, Transfer, etc. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:

(a)     payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) (Charges of Depositary) of this ADR;

(b)    the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and

(c)     compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are required by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or CVM or any applicable regulator.

The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary. Additionally, the withdrawal and delivery of Deposited Securities may be suspended or refused during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or for any other reason.

(5)   Liability of Holder or Beneficial Owner for Taxes, Duties and Other Charges.

(a)            Liability for Taxes, Duties and Other Charges. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or owning, or having held or owned, this ADR or any ADSs evidenced hereby, the Holder and all Beneficial Owners hereof and thereof, and all prior Holders and Beneficial Owners hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary, the Company and their respective agents in respect of such tax or other governmental charge.

Neither the Company nor the Depositary, nor any of their respective agents, shall be liable to Holders or Beneficial Owners of the ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations. Notwithstanding the Depositary's right to seek payment from current and former Beneficial Owners, the Holder hereof (and all prior Holders hereof) acknowledges and agrees that the Depositary has no obligation to seek payment of amounts owing under this paragraph (5) from any current or former Beneficial Owner. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), any withdrawal of such Deposited Securities until such payment is made.

The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(b)            Indemnifications Related to Taxes. Each Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of ADSs or the termination of the Deposit Agreement.

(6)   Disclosure of Interests. To the extent that Brazilian law, the provisions of or governing any Deposited Securities, the CVM or other governmental authorities or the bylaws (estatuto social) of the Company may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders (and through any such Holder, the Beneficial Owners of ADSs evidenced by the ADRs registered in such Holder's name) to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder and/or Beneficial Owner thereof as a holder of Shares and Holders and Beneficial Owners agree to comply with such instructions. If reasonably requested by the Company, the Depositary agrees to cooperate and consult with, and provide reasonable assistance to, in each case without risk, liability or expense on the part of the Depositary, the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and on the manner or manners in which the Company may implement such requirements with respect to any Holder; provided, however, for the avoidance of doubt, the Depositary shall be indemnified by the Company in connection with the foregoing.

(7)  Charges of Depositary.

(a)    Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

(b)   Additional fees, charges and expenses by the Depositary. The following additional fees, charges and expenses shall also be incurred by the Holders, the Beneficial Owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable:

(i)	a fee up to U.S.$0.05 per ADS held for any Cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement,

(ii)	a fee up to U.S.$0.05 per ADS held for the direct or indirect distribution of securities other than ADSs or rights to purchase additional ADSs pursuant to paragraph (10) hereof, including any distribution by the Company or any third party, or the distribution of the net proceeds from the sale of any such securities,

(iii)	an aggregate fee up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

(iv)	an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and charges and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

(c)    Other Obligations, Fees and Charges. The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

(i)	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

(ii)	a transaction fee per cancellation request (including through SWIFT, telex and facsimile transmission) as disclosed on the "Disclosures" page (or successor page) of www.adr.com (as updated by the Depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or Holders); and

(iii)	transfer or registration expenses for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

(d)    Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e)    The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. Upon the resignation or removal of the Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(f)    Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(8)   Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian, at the Transfer Office, on the Commission's Internet Website (as applicable), or upon request from the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company.

The Company publishes information in English required to maintain the exemption from registration under the Securities Exchange Act of 1934 pursuant to Rule 12g3-2(b) on its Internet Website or through an electronic information delivery system generally available to the public in its primary trading market. As of the date of the Deposit Agreement, the Company's Internet Website is located at https://www.iochpe.com.br/en/. Each Holder and Beneficial Owner of an ADR and/or interest therein by so holding or owning an ADR and/or an interest therein, acknowledges and agrees that the Depositary (i) is relying, and may so rely, solely on the Company's representations, warranties, covenants and agreements in Section 13(a) of the Deposit Agreement and this paragraph (8) of the form of ADR (Available Information), (ii) does not assume any duty or responsibility to determine if the Company is in compliance with Rule 12g3-2(b) or to take any action if the Company is not in compliance thereof, and (iii) may, and is expressly authorized by each Holder and Beneficial Owner of an ADR and/or an interest therein to, represent, warrant and certify that, based on such ongoing representations, warranties, covenants and agreements of the Company, the Company is exempt from the registration, reporting and other requirements of the Securities Exchange Act of 1934 and is in compliance with the requirements of Rule 12g3-2(b).

(9)  Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary's office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

[FORM OF REVERSE OF ADR]

(10)   Distributions on Deposited Securities. Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability of Holder or Beneficial Owner for Taxes, Duties and other Charges) and any restrictions imposed by Brazilian law or regulation, to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may, in its discretion, apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable, including, without limitation, Central Bank registration.

(b)  Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c)    Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d)    Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

To the extent the Depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the Holders entitled thereto, the Depositary may in its discretion distribute the foreign currency received by the Depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same. To the extent the Depositary holds such foreign currency, any and all fees, charges and expenses related to, or arising from, the holding of such foreign currency (including, but not limited to those provided in paragraph (7) of the Form of ADR (Charges of Depositary)) shall be paid from such foreign currency thereby reducing the amount so held hereunder.

In all instances where the Deposit Agreement or an ADR refers to a "public sale" or "private sale" (or words of similar import), (i) the Depositary shall not endeavor to effect any such public or private sale unless the securities to be sold are listed and publicly traded on a stock exchange and (ii) to the extent not so listed and publicly traded, the Depositary shall not conduct any auction, bidding or other sales process with respect thereto and, in lieu thereof, shall act in accordance with the termination provision under paragraph (17) hereof. Furthermore, in the event the Depositary endeavors to make a public sale of Shares or other securities, such securities may be sold in a block sale/single lot transaction.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of ADR.com, the location and contents of which the Depositary shall be solely responsible for.

(11)  Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12)   Voting of Deposited Securities.

(a)    Notice of any Meeting or Solicitation. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above and provided and to the extent that the Depositary receives a written request from the Company in a timely manner and at least 30 days prior to the date of such vote or meeting, the Depositary shall, at the Company's expense, distribute to Holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to the bylaws (estatuto social) of the Company and any applicable provisions of Brazilian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the Beneficial Owners of ADSs registered in such Holder's name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any voting instructions to the Depositary in a timely manner.

(b)    Voting of Deposited Securities.

Following actual receipt by the ADR department responsible for proxies and voting of Holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

(c)    Alternative Methods of Distributing Materials. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or by the rules, regulations and/or requirements of the stock exchange or market on which the ADSs are listed or traded, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the Holders a notice that provides Holders with or otherwise publicizes to Holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(13)   Changes Affecting Deposited Securities.

(a)    Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability of Holder or Beneficial Owner for Taxes, Duties and Other Charges), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

(b)    To the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(c)    Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company's expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14)   Exoneration.

(a)   The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur or assume no liability (including, without limitation, to Holders or Beneficial Owners) (A) if any present or future law, rule, regulation, fiat, order or decree of Brazil, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) incur or assume no liability (including, without limitation, to Holders or Beneficial Owners) except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR; (iv) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable (including, without limitation, to Holders or Beneficial Owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

(b)   The Depositary. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in clause (o) of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

(c)   The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

(d)   The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Brazil, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

(e)   The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by the Company, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote.

(f)   The Depositary shall endeavor to effect any sale of securities or other property and any conversion, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary's normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable.

(g)  The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by the Company or any other party, including any share registrar, transfer agent or other agent appointed by the Company, to process any transfer, delivery or distribution of cash, Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.

(h)  The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

(i)   The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

(j)   Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

(k)   None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents or affiliates shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability.

(l)   The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by Holders or Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs.

(m)   The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(n)   Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(o)   The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

(p)   The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

(q)   Notwithstanding any other provision of the Deposit Agreement or this ADR to the contrary, neither the Depositary nor the Company, nor any of their respective agents shall be liable to the other for any indirect Special Damages in any form incurred by any of them, or liable to any other person or entity (including, without limitation, Holders and Beneficial Owners) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and Beneficial Owners) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

(r)   No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(s)  Notwithstanding anything else contained herein or in the Prior Deposit Agreement, the Depositary shall have no liability or responsibility under the Deposit Agreement, any ADR or any related agreement, for any period prior to the effective date of the Deposit Agreement or for any act or omission of the predecessor to the Depositary or any of its agents (including the Custodian as defined in the Prior Deposit Agreement), under or in connection with this Deposit Agreement, any ADRs or any related agreement.

(15)  Resignation and Removal of Depositary; the Custodian.

(a)   Resignation. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

(b)   Removal. The Depositary may at any time be removed by the Company by no less than 60 days' prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

(c)  The Custodian. The Depositary may appoint substitute or additional Custodians (to the extent multiple Custodians are permitted under law) and the term "Custodian" refers to each Custodian or all Custodians as the context requires; provided, however, that without any required Brazilian approvals no more than one Custodian shall serve hereunder at any given time.

(16)  Amendment. Subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex or facsimile transmission), applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder and Beneficial Owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements that (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).

(17)  Termination. The Depositary may with notice to the Company, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary is not operating hereunder within 60 days of the date of such resignation, or (ii) has been removed by the Company as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary is not operating hereunder on the 60th day after the notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement (a) subject to giving 30 days’ notice to the Holders and the Company, under the following circumstances: (w) in the event of the Company’s bankruptcy or insolvency, (x) if the Shares cease to be listed on an internationally recognized stock exchange, (y) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (z) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities, and (b) immediately effective if required by any law, rule or regulation or any governmental authority or body, or the Depositary would be subject to liability under or pursuant to any law, rule or regulation, or by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion, it being understood that the Depositary shall notify the Company and Holders as promptly as practical thereafter.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Notwithstanding anything to the contrary, in connection with any termination pursuant to this paragraph (17), the Depositary may, in its sole discretion and without notice to the Company, establish an unsponsored American depositary share program (on such terms as the Depositary may determine) for the Shares and make available to Holders a means to withdraw the Shares represented by the ADSs issued under the Deposit Agreement and to direct the deposit of such Shares into such unsponsored American depositary share program, subject, in each case, to receipt by the Depositary, at its discretion, of the fees, charges and expenses provided for in paragraph (7) hereof and the fees, charges and expenses applicable to the unsponsored American depositary share program.

(18)  Appointment; Acknowledgements and Agreements. Each Holder and each Beneficial Owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, Beneficial Owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, Beneficial Owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or Beneficial Owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by this ADR.

(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which a Holder or any Beneficial Owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(20)  Jurisdiction. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or Beneficial Owners brought by the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, may be instituted in a federal or state court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

(21)  Elective Distributions in Cash or Shares. Whenever the Company intends to distribute a dividend payable at the election of the holders of Shares (i) in cash or (ii) in additional Shares, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders. Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 14 of the Deposit Agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional Shares. If the above conditions are satisfied, the Depositary shall establish a record date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs. The Company shall assist the Depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in Shares (rather than ADSs). There can be no assurance that Holders or Beneficial Owners generally, or any Holder and/or Beneficial Owner in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.